Exhibit 10.1




                                                                Guy S. Amico
                                                                   President


                                                 April 10, 2002




Mr. James L. Conway
Chief Executive Officer
Netsmart Technologies, Inc.
146 Nassau Avenue
Islip, NY  11751

Re:  Business Advisory and Consulting Services

Dear Mr. Conway:

     On behalf of Newbridge Securities Corporation ("Newbridge"), please allow this letter to serve as an expression of our interest in establishing a relationship with Netsmart Technologies, Inc. (the "Company") to provide business advisory and related consulting services to the Company. This letter sets forth the terms of such a relationship.

     1. Scope of Engagement. Newbridge will assist the Company and provide services in the following areas (the "Services"). Newbridge will study and review the business, operations, historical financial performance and projections as to enable Newbridge to provide advice to the Company, which will include an independent research report on the Company based solely on its own analysis and evaluation for circulation to analysts, institutional investors and others in the financial community with which Newbridge has a relationship. In performing the Services, Newbridge shall comply with all applicable federal and state laws and the rules of the National Association of Securities Dealers, Inc.

     2. Term. Newbridge's engagement would commence on the date of execution of this Agreement (the "Effective Date") and continue for a period of two (2) years; provided, however, that the term may be extended by mutual agreement of the parties and this Agreement may be terminated at any time and for any reason, with or without cause, by either party upon ten (10) days written notice to the other.

     3. Compensation. In consideration of the services to be rendered and performed by Newbridge during the Consulting Period, the Company will pay to Newbridge a business advisory fee of $4,000 per month, payable as follows: (a) $4,000 non-refundable retainer due upon the Effective Date and (b) $4,000 payable on the tenth day of each month thereafter during the term; provided, however, if this Agreement is terminated prior to two years from the date of this Agreement, no payment shall be made for any period subsequent to the effective date of termination.

In addition, the Company will issue to Newbridge warrants in substantially the form of Exhibit A to this Agreement, to acquire up to 200,000 shares ("Warrants") in six tranches in the amounts and at exercise prices as follows:

Exercise Date                   Number of Shares           Exercise Price
-------------                   ----------------           --------------

Effective Date                  50,000 shares              market price on the
                                                           date of issuance

June 1, 2002                    30,000 shares              $4.00 per share
September 1, 20021              30,000 shares              $5.00 per share
November 1, 20021               30,000 shares              $6.00 per share
January 1, 20031                30,000 shares              $7.00 per share
February 28, 20031              30,000 shares              $8.00 per share


1 The Warrants will be issued on the Effective Date and will become exercisable on each of the Exercise Dates listed above for a period, as described below (the "exercise period") commencing on such applicable Exercise Date provided that the Warrant exercise has not been terminated prior to the Exercise Date. Any Warrant which becomes exercisable after the date of the termination of Warrant exercise shall terminate immediately upon the termination of this Agreement. The exercise period shall be one year for the Warrants with an Exercise Date of the Effective Date and June 1, 2002, eighteen months for the Warrants with an Exercise Date of September 1, 2002 and November 1, 2002, and two years for the remaining Warrants. The date of the termination of Warrant exercise shall mean (a) thirty (30) days after the date that notice of termination is given by the Company unless termination is for cause, as described in clause (b); (b) the date that the notice of termination is given by the Company if termination is a result of a violation by Newbridge of federal or state law or the regulations of the National Association of Securities Dealers, Inc. or NASD Regulation, Inc. (collectively, "cause"); or (c) the date the notice of termination is given by Newbridge.

        4. Transaction Fees. The Company is not engaging Newbridge to introduce the Company to a source for a financing. In the event that, with the consent of the Company and pursuant to a separate agreement, Newbridge introduces to the Company a party which consummates an Applicable Financing, as hereinafter defined, the Company will pay upon the closing of the Applicable Financing (a) a separate and additional fee based on the successful completion of the Applicable Financing, but not greater than that fee that would be derived by applying a Lehman Formula (five percent (5%) of the first million dollars or part thereof, four percent (4%) of the next million dollars or part thereof, three percent (3%) of the next million dollars or part thereof, two percent (2%) of the next million dollars or part thereof, and one percent (1%) of the amount by which the gross proceeds from the Applicable Financing exceed four million dollars) to the total amount of the Applicable Financing, or (b) such separate and additional fee as may be mutually agreed upon by the Company and Newbridge not to exceed the fee referred to in clause (a) of this Section 4. Any fee shall be based solely on the proceeds received by the Company. An Applicable Financing shall mean a private placement of debt or equity securities with parties introduced to the Company by Newbridge, other than (i) a financing with a bank or institutional or commercial lender, (ii) a secured financing, including capital lease financing, (iii) a revolving credit or similar financing, or (iv) a financing in connection with an acquisition.

        5. Access To/And Use Of Information. The Company will work together with Newbridge to provide any and all necessary documents and full access to the Company's officers, directors, employees and accountants as are reasonably requested by Newbridge in order for it to provide the Services.

         If these terms are consistent with your view of the basic terms of our relationship, please countersign a copy of this letter and return it to me by fax and mail at the above address.

         Please contact me if you have any questions need any additional information.

                                 Very truly yours,

                                 NEWBRIDGE SECURITIES CORPORATION

                                 By:  /s/Guy S. Amico
                                    -----------------------------
                                      Guy S. Amico
                                      President


ACKNOWLEDGED this 10 day
of April, ___ 2002


Netsmart Technologies, Inc.



/s/James L. Conway
------------------
By:  James L. Conway
Title:  CEO